EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of May 20, 2008, is by and between Think Partnership Inc., d/b/a Kowabunga!, a Nevada corporation (“THK”) and Stan Antonuk, an individual residing in the State of Florida (“Executive”).

WHEREAS, THK desires to employ Executive, and Executive desires to accept such employment, pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, as well as for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Employment.  THK hereby employs Executive, and Executive accepts such employment, in accordance with the terms and conditions hereinafter set forth.

2.

Duties.

(a)

As of April 18, 2008 until such time as the Board of Directors of THK (the “Board”) may, in its sole and absolute discretion, may otherwise decide, Executive shall be employed as interim Chief Executive Officer of THK (“CEO”) at its principal offices at 15550 Lightwave Drive, Suite 300, Clearwater, Florida 33760, or at other offices or locations designated by THK, subject to such travel as the rendering of services hereunder may require, and Executive shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board in connection with the conduct of THK’s businesses (the “Business”). Executive shall report directly to, and be subject to the management oversight and direction of, the Board.  The duties of Executive shall be those that are customarily performed by a chief executive officer of the same or similar title in a company with similar revenues, together with such additional, supplemental or alternative duties as may from time to time be requested provided such additional duties are reasonably related to the scope of employment of Executive and his title.  By way of explanation and not limitation, Executive shall be employed and serve as the Chief Executive Officer of THK only for so long as the Board shall desire.

(b)

At any time during the Term, as defined below, or otherwise, the Board may replace the Executive as CEO, upon which event the Executive shall be employed under this Agreement as Chief Operating Officer of THK (“COO”), the Executive’s position with THK prior to his elevation to interim CEO.  The Board shall notify the Executive in writing of this change in his position and provide a copy of the Board’s resolution approving this change.  Immediately upon receipt of such notice, the Executive shall cease being or acting as CEO, thereupon commencing serving as COO, subject to the same terms and conditions as is specified in Section 2(a) hereof, except that the Executive shall report directly to, and be subject to the management oversight and direction of, any duly designated chief executive officer of THK or the Board and the duties of Executive shall then be those that are customarily performed by a chief operating officer.

3.

Extent of Services.  During the Term (as defined in Section 4), Executive shall devote his entire time and best efforts to the Business and shall not be engaged (whether during normal business hours or otherwise) in any other business or professional activity; provided, however, that the provisions of this Section 3 shall not be construed as preventing Executive from engaging in a reasonable level of charitable activities or from investing his personal assets in businesses which do not compete with THK or any THK Affiliate (as hereinafter defined) or the Business, in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of a passive investor.

4.

Compensation.  For all services rendered by Executive under this Agreement, THK shall pay Executive for the period from and after the date of this Agreement through the three year anniversary of the date of this Agreement, an annual base compensation in an amount equal to two hundred fifty thousand dollars ($250,000). Exclusively during the period of time in which the Executive shall serve as CEO pursuant to Section 2(a) of this Agreement, but not at any other time, THK shall pay Executive an additional annual base compensation amount equal to fifty thousand dollars ($50,000).  By way of explanation and limitation, Executive shall receive a total annual base compensation in the amount of three hundred thousand dollars ($300,000) only while he is CEO.  Any raises or bonuses paid to Executive during the term of his employment shall be solely within the discretion of the Board and shall not increase the amount payable by THK pursuant to Section 6(e) of this Agreement. Executive shall be paid in accordance with the customary payroll practices of THK, subject to such deductions and withholdings as may be required by law or agreed to by Executive. During the term of his employment, Executive shall be generally entitled to participate in benefit plans or programs which are generally made available to employees of THK, subject to all of the rules, regulations, terms and conditions applicable thereto.  No benefit plans or programs are guaranteed; any and all such plans may be terminated at any time for any reason with or without notice.  THK shall have the right at any time to put into place arrangements pursuant to which some or all of Executive’s compensation and/or benefits set forth above shall be provided to Executive by or through other companies affiliated with THK (rather than directly by THK), and Executive shall fully cooperate with such arrangements and shall promptly sign such documents and take all such other actions as shall be deemed necessary by the legal counsel for THK in order to facilitate such arrangements, provided that such arrangements shall not in any event reduce any of the compensation, benefits and perks to which Executive is entitled under this Agreement as of the signing hereof or otherwise release THK of any of its obligations towards Executive under this Agreement.

5.

Term.  The term of this Agreement (the “Term”) shall commence on the date first set forth above and shall continue until the earlier of (a) the three (3) year anniversary of the date hereof or (b) the employment of Executive is terminated in accordance with Section 6 of this Agreement.

6.

Termination of Employment.

(a)

Death or Disability of Executive.  The employment of Executive under this Agreement shall terminate upon his death or, at the option of THK, if Executive shall have failed to fully perform, or be unable to fully performing his duties hereunder as a result of his disability or illness, for one hundred eighty (180) days during any 360 day period. Upon termination pursuant to this subsection, Executive shall only be entitled to be paid base salary earned or accrued through the date of termination, and no severance payment shall be due or payable to Executive in such event.  For purposes of this Agreement, (a) Executive’s failure to fully perform shall be determined by THK in its reasonable discretion at the conclusion of such 180 day period; and (b) Executive’s inability to fully perform his duties by reason of disability or illness shall as determined by THK based upon the advice of a reputable licensed physician in the Tampa/Clearwater metropolitan area selected by THK and consented to by Executive or his legal representative, which consent shall not be unreasonably withheld, delayed or conditioned.  Executive shall promptly present himself to, and shall fully cooperate with, such physician for examination and for any and all related medical tests.

(b)

Termination “For Cause”.  THK shall have the right to terminate the employment of Executive under this Agreement “For Cause” (as such term is defined below) at any time without further liability or obligations to Executive, excepting only that Executive shall be entitled to be paid for accrued base salary and expense reimbursements earned or accrued through the date of termination, and absolutely no severance payment shall be due or payable to Executive in such event. For purposes of this Agreement, “For Cause” shall refer to any of the following events as determined in the judgment of the Board: (1) Executive’s gross neglect of or negligence in the performance of his duties, including, but not limited to, materially unsatisfactory performance, failure to achieve his approved goals and objections, breach of his duties to THK, demonstrable disloyalty, malfeasance or misfeasance as a officer of THK, or any acts or failures to act which result in damages to THK or its reputation; (2) Executive’s failure or refusal to follow instructions given to him by the Chief Executive Officer or the Board, as appropriate pursuant to Section 2 of this Agreement; (3) Executive’s violation of any provision of THK’s Articles of Incorporation, Bylaws, or of any other stated policies, standards, or regulations; (4) Executive being indicted in regard to any criminal offense, other than a misdemeanor not involving moral turpitude or a minor traffic violation, or sued in civil litigation which in any way materially relates to, or calls into question Executive’s integrity, honesty or fitness, or which interferes with his ability, to perform his duties; (5) Executive’s violation or breach of any material term, covenant or condition contained in this Agreement, which is not cured within 30 days after written notice thereof is received by Executive; or (6) the U.S. Securities and Exchange Commission (the “SEC”) issues an order prohibiting Executive from acting as an officer of THK.

(c)

Termination for Good Reason.  Executive shall have the right to terminate his employment with Good Reason.  “Good Reason” means (i) the failure of THK to pay the compensation due Executive under Section 4 hereof which failure is not cured within 30 days after written notice is received by THK or (iii) THK’s material breach of this Agreement, which is not cured within 30 days after written notice thereof is received by THK.  Executive may otherwise voluntarily resign and terminate his employment at any time, provided that he gives not less than thirty (30) days written notice to THK, regarding which THK may waive any portion of such resignation notice.

(d)

Accrued Salary.  In the event that THK or Executive terminates this Agreement for any reason whatsoever, Executive shall be paid (less all applicable deductions) all earned and accrued base compensation due to Executive for services rendered up to the date of termination.

(e)

Severance Payment.  Except in the case of termination pursuant to Section 6(a) (death or disability of Executive), or Section 6(b) (For Cause), in the event that THK terminates this Agreement Executive shall be paid (a) on the date of termination a severance amount equal to all amounts of his annual base compensation as COO, less all applicable deductions, that would have become due and owing to Executive through the three (3) year anniversary of the date of this Agreement, as if Executive’s employment with THK had not been terminated prior thereto, discounted at the rate of 10% per annum, or (b) his usual base compensation due under this Agreement for the balance of the Term, as THK in its sole and absolute discretion may elect.

7.

Non-Competition and Non-Solicitation.

(a)

Executive acknowledges that the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, and the provisions of this Section 7 are reasonable and necessary to protect the Business.

(b)

In consideration of the foregoing acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by THK, Executive covenants that he will not, during the term of this Agreement and for a period of one (1) year thereafter, directly or indirectly:

(1)

except in the course of his employment hereunder, and except as permitted by Section 3 above, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, any business whose products or services compete in whole or in part with the products or services of THK or any THK Affiliate; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(2)

whether for Executive’s own account or for the account of any other person, solicit business of the same or similar type of business then being carried on by THK or any THK Affiliate, from any person or entity known by Executive to be a customer of THK or any THK Affiliate, whether or not Executive had personal contact with such person or entity during and by reason of Executive’s employment with THK;

(3)

whether for Executive’s own account or the account of any other person (i) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of THK or any THK Affiliate at any time during the  term of this Agreement or in any manner induce or attempt to induce any employee of THK or any THK Affiliate to terminate his employment with THK or the THK Affiliate, or (ii) interfere with THK’s or any THK Affiliate relationship with any person or entity, including any person or entity who at any time during the term of this Agreement was an employee, contractor, supplier or customer of THK or any THK Affiliate; or

(4)

at any time during or after the term of this Agreement, disparage THK or any THK Affiliate, or any of their respective shareholders, directors, officers, employees or agents.

(c)

If any covenant of this Section 7 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against Executive.

(d)

Executive acknowledges and agrees that should Executive transfer between or among THK and any of its affiliated companies including, without limitation, any parent, subsidiary or other corporately related entity (a “THK Affiliate”) wherever situated, or otherwise become employed by any THK Affiliate, or should he be promoted or reassigned to functions other than the duties set forth in this Agreement, or should Executive’s compensation and benefit package change (either higher or lower), the terms of this Section 7 shall continue to apply with full force.

(e)

Executive agrees and acknowledges that THK does not have an adequate remedy at law for the breach or threatened breach by Executive of this Section 7 and agrees that THK may, in addition to the other remedies which may be available to it under this Agreement, file suit in equity to enjoin Executive from such breach or threatened breach.

8.

Certain Representations.  Executive acknowledges that as a publicly traded company functioning under the recently enacted Sarbanes-Oxley Act, THK and its subsidiaries are subject to close scrutiny regarding their activities, internal financial controls, and public comments and disclosures. To appropriately protect THK and its subsidiaries, Executive expressly acknowledges and agrees as follows:

(a)

Executive’s employment by THK shall be full-time employment.  Except as expressly  provided herein, during the period of such employment by THK, Executive shall not have, provide or perform any work, advice, assistance, consultation, analysis, input, participation, or interest whatsoever (including but not limited to any financial interest, direct or indirect, legal or beneficial) in or for the benefit of any corporation, partnership, joint venture, limited liability company, sole proprietorship, or any other entity whatsoever, whether for-profit or non-profit and regardless of whether or not such entity competes against the Business, excepting volunteer activities for local churches or schools and passive real estate investments or investments in publicly traded stocks provided that such volunteer activities and investments do not interfere with the performance of Executive’s work for THK.

(b)

During and following any termination of Executive’s employment by THK for any reason and under any circumstances whatsoever:

(1)

Executive shall refrain from making any public or private disclosures regarding THK, any THK Affiliate or their respective officers, directors, employees or shareholders, except disclosures of such information as may have been publicly disclosed by THK or any THK Affiliate from time to time in press releases or in filings with the SEC, and except as may be required by applicable law or court order; and

(2)

Executive shall refrain from making public or private disparaging remarks regarding the Business, THK, any THK Affiliate, or their respective officers, directors, employees or shareholders.

(c)

Executive further represents, warrants and covenants as follows:

(1)

that Executive is not subject to any contract, non-compete agreement, decree or injunction which prohibits or restricts his performance of the duties set forth herein with THK, the continued operation of the Business or the expansion thereof to other geographical areas, customers and suppliers or lines of business; and

(2)

That no claims or lawsuits are pending at the time of this Agreement against Executive or any corporation or other entity wherein he was or is an officer or director.

(d)

If during the period of his employment by THK, Executive violates this Section 8 or any of the representations, warranties and covenants made by Executive in this Section 8 prove to be false, then following discovery of the violation or falsehood, Executive shall immediately pay and turn over to THK any and all software, software programs, other work product, copyrights, domain names, contract rights, accounts receivable, cash, stock, options, warrants, membership interests, other interests, salary, bonuses, royalties, commissions, fees and any and all other assets, consideration and compensation of any nature whatsoever which has been obtained by Executive or any of his immediate family members or affiliates (directly or indirectly, legally or beneficially) in regard to such violation.

9.

Nondisclosure of Proprietary Information.  Executive shall not, either during or after his employment with THK, disclose to anyone outside THK or use other than for the purpose of the Business, any Proprietary Information (as defined below) or any information received in confidence by THK from any third party. For purposes of this Agreement, “Proprietary Information” is information and data, whether in oral, written, graphic, or machine-readable form relating to THK’s or any THK Affiliate’s past, present and future businesses, including, but not limited to, computer programs, routines, source code, object code, data, information, documentation, know-how, technology, designs, procedures, formulas, discoveries, inventions, trade secrets, improvements, concepts, ideas, product plans, research and development, personnel information, financial information, customer lists and marketing programs and including, without limitation, all documents marked as confidential or proprietary and/or containing such information, which THK or any THK Affiliate has acquired or developed and which has not been made publicly available by THK.  In additional, Executive shall execute and deliver THK’s standard terms and conditions of employment agreement required of all employees and shall be equally bound by the terms, conditions and requirements thereof.

10.

Return of Documents.  Upon the termination of Executive’s employment with THK or upon the earlier request of THK, Executive shall return to THK all materials belonging to THK, including all materials containing or relating to any Proprietary Information in any written or tangible form that Executive may have in his possession or control.

11.

Ownership of Work Product.  Executive hereby assigns to THK his entire right, title and interest in all “Developments”.  “Developments” means any idea, invention, design of a useful article (whether the design is ornamental or otherwise), computer program including source code and object code and related documentation, and any other work of authorship, or audio/visual work, written, made or conceived solely or jointly by Executive during Executive’s employment with THK, whether or not patentable, subject to copyright or susceptible to other forms of protection that relate to the actual or anticipated businesses or research or development of THK, or are suggested by or result from any task assigned to Executive or work performed by Executive for or on behalf of THK. Executive acknowledges that the copyrights in Developments created by him in the scope of his employment belong to THK by operation of the law, or may belong to a customer of THK pursuant to a contract between THK and such customer. In connection with any of the Developments assigned above, Executive agrees to promptly disclose them to THK, and Executive agrees, on the request of THK, to promptly execute separate written assignments to THK and to do all things reasonably necessary to enable THK to secure patents, register copyrights or obtain any other forms of protection for Developments in the United States and in other countries. In the event THK is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints THK and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon, with the same legal force and effect as if executed by Executive. THK, THK Affiliates, their licensees, successors and assigns (direct or indirect), are not required to designate Executive as the inventor or author of any Development, when such Development is distributed publicly or otherwise. Executive waives and releases, to the extent permitted by law, all of his rights to such designation and any rights concerning future modifications of such Developments.

12.

Possession of Other Materials.  Executive represents that he will not use in the performance of Executive’s responsibilities for THK, any materials or documents of a former employer which are not generally available to the public or which did not belong to Executive, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and provided THK with a copy thereof

13.

Indemnification.  Executive agrees to indemnify, defend and hold harmless THK and all THK Affiliates, and each of their respective officers, directors, employees and shareholders from and against all liabilities, obligations, losses, expenses, costs (including attorneys fees), claims, deficiencies and damages incurred or suffered by THK and any THK Affiliate and each of their respective officers, directors and shareholders, resulting from: (a) Executive’s breach of the terms of this Agreement, including but not limited to any breach of Executive’s representations, warranties and covenants, or (b) Executive’s breach of any agreement with a third party restricting competition, intellectual property, confidential information or disclosure, without any limitations or qualifications whatsoever, and as an express inducement to THK to enter into this Agreement, Executive waives any and all arguments, grounds, facts, circumstances, reasons, basis, and defenses whatsoever, whether based in law or in equity, regarding the full force and effect and legally binding nature of this Agreement of Executive to indemnify and hold harmless THK and each THK Affiliate and each of their respective officers, directors, employees and shareholders, as aforesaid. This indemnification provision shall survive any termination of Executive’s employment relationship with THK.

14.

Assignment.  This Agreement may not be assigned by Executive under any circumstances. This Agreement may be assigned by THK, or to any successor of THK, so long as such assignee assumes all of THK’s obligations hereunder.

15.

Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, to the following address:

To Executive:	Mr. Stan Antonuk
c/o Think Partnership Inc. d/b/a Kowabunga!
15550 Lightwave Drive, 3rd Floor
Clearwater, Florida 33760

To THK:	Think Partnership Inc. d/b/a Kowabunga!
Attention: Chief Executive Officer
15550 Lightwave Drive, 3rd Floor
Clearwater, Florida 33760

or to such other address as either Executive or THK may give to the other from time to time by written notice in the manner set forth above.

16.

Waiver of Breach.  Any waiver by THK or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

17.

Choice of Law, Jury Waiver.  This Agreement shall be deemed to have been made in the State of Florida.  The validity, interpretation and performance of this Agreement, and any and all other matters relating to Executive’s employment and separation of employment from THK shall be governed by, and construed in accordance with the internal law of Florida, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim (jointly “Action”) relating to (i) Executive’s employment and separation of his employment, and (ii) the terms and provisions of this Agreement or to its breach, shall be exclusively commenced in Florida in a court of competent jurisdiction. Both parties further acknowledge that venue shall exclusively lie in Florida and consent to the personal jurisdiction of any state or federal court located in Pinellas or Hillsborough Counties, Florida.

18.

Entire Agreement.  This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior or contemporary agreements or understandings, whether written or oral with respect thereto.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision in the Agreement.

19.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first written above.

EXECUTIVE:	THINK PARTNERSHIP INC.

/s/Stan Antonuk	By:	/s/Vaughn W. Duff
Stan Antonuk		Vaughn W. Duff
	Title:	Secretary and General Counsel